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FOR IMMEDIATE RELEASE

                                                  Contact: Philip Hosmer
                                                  V.P., Corporate Communications
                                                  (410) 949-3042

        AIB Investigates Suspected Fraud at Allfirst Treasury Operations

Baltimore, MD, February 6, 2002 - Allied Irish Banks, p.l.c. ("AIB") is undertaking a full investigation into foreign exchange trading operations at the Baltimore Headquarters of its US subsidiary Allfirst. This decision follows the uncovering by Allfirst management of suspected fraudulent activities by one trader who has since failed to report for work. AIB has reported the matter to the US Federal Bureau of Investigation and has sought their assistance. AIB has discontinued all foreign exchange trading operations in Allfirst with the exception of customer service obligations. The Executive Vice-President/Treasurer of Allfirst, the Senior Vice-President with responsibility for Treasury Funds Management, the Senior Vice-President with responsibility for Investment Operations and two other staff members have been suspended pending completion of the investigation. Experienced senior AIB Treasury personnel have traveled to Baltimore and have now taken over day to day responsibility for Allfirst Treasury.

Preliminary investigations indicate that the suspected fraud amounts to US $750 million. The consequences of these losses for AIB Group's 2001 earnings is a once off reduction of Euro 596 million after tax.

Excluding this item, AIB's group profit (unaudited) on ordinary activities before taxation amounted to Euro 1401 million and group profit attributable (unaudited) was Euro 997 million. Underlying earnings per share for 2001 increased by 8 per cent on 2000.

These events will not have any impact on the dividend policy and capacity of AIB Group.

The impact is to reduce AIB Group's tier one capital ratio at 31 December, 2001 from 7.2% to 6.4% with total capital reducing from 10.8% to 9.9%. The Allfirst tier one capital ratio reduces from 10.5% to 7.2% with total capital reducing from 13.3% to 10.0%. These capital ratios remain strong by international financial standards.

         "I am greatly disappointed to learn about these events, and that policy and control procedures in place were violated," said Susan C. Keating, Allfirst President and CEO. " Our company is sound, and has gained considerable momentum and market position as evidenced by profitable growth in our core businesses. Apart from this one-off event, we had a very good year, and are encouraged by the future at Allfirst. We are aggressively investigating these matters and we will respond swiftly and appropriately to the findings."

Group Chief Executive Michael Buckley said "We are hugely disappointed that our Allfirst control procedures failed to uncover this situation at an earlier stage. The investigation now underway will determine not only how it arose but also how we can guard against any recurrence. The Group's underlying business and profitability momentum is not impaired by this once-off blow. Our capital adequacy continues to be strong".

                                     -MORE-

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Background note

During a management review within the Treasury Division of Allfirst, indications of fraudulent activity in the foreign exchange trading area was discovered.

These losses arose on a series of unauthorized transactions in a number of foreign currency contracts. An individual dealer entered into a variety of spot and forward foreign exchange trades, which were apparently offsetting foreign currency option positions also entered into by the same dealer.

In the normal course, the profits and losses arising from the foreign exchange deals would have been offset against profits and losses arising on the options transactions. This activity is undertaken by experienced traders within approved risk limits. Open market risk positions are calculated using industry standard risk management systems.

From our initial investigation, it is clear that the foreign exchange deals were transacted in the normal manner. However, the offsetting currency option contracts were fictitious. They were artificially entered into the Allfirst systems.

A revaluation of the outstanding exposures has been carried out and management has taken action to prevent further losses arising.

The established control procedures in Allfirst Treasury should have identified these fictitious transactions. The lapse in the application of these controls is currently under investigation.

Allfirst Financial Inc. is a regional, diversified financial services company headquartered in Baltimore, Maryland offering a full range of financial services including banking, trust, investment and insurance to retail, business and commercial customers. Its banking subsidiary, Allfirst Bank, operates over 250 bank branches and more than 575 ATMs throughout Maryland, Pennsylvania, Washington, D.C., Northern Virginia and Delaware. Allfirst Financial Inc.'s assets were $17.7 billion on September 30, 2001. Information about Allfirst is available at www.allfirst.com.
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